 Exhibit 99.1

Schwazze Announces Third Quarter 2023 Financial Results

Q3 Revenue of $46.7 Million; Income from Operations of $8.9 Million; Adjusted EBITDA of $14.1 Million or 30% of Revenue

Generated $6.9 Million of Operating Cash Flow

DENVER, CO, November 14, 2023 – Medicine Man Technologies, Inc., operating as Schwazze, (OTCQX: SHWZ) (NEO: SHWZ) ("Schwazze" or the "Company"), today announced financial and operational results for the third quarter ended September 30, 2023.

Third Quarter 2023 Summary

	For the Three Months Ended
$ in Thousands USD	September 30, 2023	June 30, 2023	September 30, 2022
Total Revenue	$46,747	$42,375	$43,191
Gross Profit	$21,438	$24,519	$22,476
Operating Expenses	$12,514	$19,562	$11,361
Income from Operations	$8,924	$4,957	$11,115
Adjusted EBITDA[1]	$14,119	$13,814	$15,860
Operating Cash Flow	$6,946	$2,683	$10,298

Management Commentary

“We continued to increase our retail footprint during the quarter to a total of 63 stores in Colorado and New Mexico, while further integrating our recently-acquired assets in both states,” said Nirup Krishnamurthy, CEO of Schwazze. “We also generated a 41% increase in our wholesale business year-over-year as we are gaining momentum in New Mexico and improved penetration in Colorado. When looking at wholesale penetration, Schwazze now sells into 7 of the 10 largest operators in Colorado and New Mexico with its expanding product portfolio.

1 Adjusted EBITDA is a non-GAAP measure as defined by the SEC, and represents earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs. The Company uses Adjusted EBITDA as it believes it better explains the results of its core business. See “ADJUSTED EBITDA RECONCILIATION (NON-GAAP)” section herein for an explanation and reconciliations of non-GAAP measure used throughout this release.

“In Colorado, we have increased efforts to expand our reach to medical patients through the Standing Akimbo banner with new presence in Colorado Springs and Fort Collins. We also opened a new Starbuds store in Lakewood in August and are seeing promising early results. Alongside new store openings, we are currently remodeling and/or relocating certain stores to further enhance the customer experience.

“In New Mexico, cannabis operators are navigating increased competition as a result of new licenses. While legal cannabis sales in the state were up 19% year-over-year in Q3, total store count was up 76%, leading to lower revenue on a per store basis. In response to these market dynamics, we are strategically investing in the retail experience and remain committed to attracting and retaining our customers and patients there. Our strategy is to first, further integrate the Everest assets while refining assortment, in-stock position and standard costs from a combined integrated supply chain. Second, invest in our leading retail position by bringing new products to our shelves while sharpening pricing and promotional efforts. Third, support the state as it implements cannabis regulation and enforcement to heighten testing and safety standard. And finally, continue to expand our wholesale business in the state.

“As we look to 2024, our strategy remains unchanged: leverage our operating playbook and further integrate our acquired assets to drive customer acquisition and sales across our expanded footprint. We will continue to evaluate opportunities that can enhance our geographic footprint and brand portfolio.”

Recent Highlights

•	Launched Colorado’s first “store-within-a-store” concept, combining a Star Buds recreational dispensary with the Standing Akimbo medical banner.

•	Announced the grand opening of a medical and recreational dispensary under the R. Greenleaf banner in Hobbs, NM, increasing the Company’s New Mexico retail footprint to 33 stores.

•	Third quarter ecommerce transactions in New Mexico and Colorado increased a collective 28% compared to the second quarter of 2023.

•	Third quarter customer loyalty members increased 16% compared to the second quarter of 2023 with New Mexico loyalty member penetration growing to 78% of total customers.

•	Lowell Farms premium pre-roll brand, licensed by the Company, is now in over 130 doors and the #2 pre-roll in Colorado.

Third Quarter 2023 Financial Results

Total revenue in the third quarter of 2023 increased 8% to $46.7 million compared to $43.2 million for the same quarter last year. The increase was primarily due to growth from new stores compared to the prior year period and increased wholesale revenue, partially offset by pricing pressure from the proliferation of new licenses in New Mexico.

Gross profit for the third quarter of 2023 was $21.4 million or 45.9% of total revenue, compared to $22.5 million or 52.0% of total revenue for the same quarter last year. The decrease in gross margin was primarily driven by a year-to-date true-up expense reclassification from SG&A into cost of goods sold, as well as increased lower margin medical sales mix in Colorado and lower initial gross margin from the Company’s acquisition of Everest Apothecary’s inventory. This was partially offset by improvements to product mix across the Company’s retail footprint.

Operating expenses for the third quarter of 2023 were $12.5 million compared to $11.4 million for the same quarter last year. The increase was primarily due to four-wall SG&A increases associated with 28 additional stores in Colorado and New Mexico that are still ramping.

Income from operations for the third quarter of 2023 was $8.9 million compared to $11.1 million in the same quarter last year. Net loss was $0.3 million compared to net income of $1.8 million for the third quarter of 2022.

Adjusted EBITDA for the third quarter of 2023 was $14.1 million or 30.2% of revenue, compared to $15.9 million or 36.7% of revenue for the same quarter last year. The decrease in Adjusted EBITDA margin was primarily driven by lower gross margin and the higher four-wall SG&A associated with new stores that are still ramping.

As of September 30, 2023, cash and cash equivalents were $19.6 million compared to $38.9 million on December 31, 2022, while operating working capital decreased by $3.5 million to $0.6 million during this period. Total debt as of September 30, 2023, was $155.1 million compared to $127.8 million on December 31, 2022.

Schwazze CFO Forrest Hoffmaster added, “As we focus on revenue growth, customer acquisition and generating positive cash flow, we are also making steady progress on integrating our recent acquisitions to drive operational efficiencies and cost synergies at scale. In addition, we are in the process of optimizing our inventory through an ERP implementation across our cultivation and manufacturing facilities, which we expect will lead to one-time inventory valuation adjustments as we close out the year. These initiatives will enable us to recognize further improvements across our business as we continue to deepen our presence in the markets we serve.”

Conference Call

The Company will conduct a conference call today, November 14, 2023, at 5:00 p.m. Eastern time to discuss its results for the third quarter ended September 30, 2023.

Schwazze management will host the conference call, followed by a question-and-answer period. Interested parties may submit questions to the Company prior to the call by emailing ir@schwazze.com.

Date: Tuesday, November 14, 2023
Time: 5:00 p.m. Eastern time
Toll-free dial-in: (888) 664-6383

International dial-in: (416) 764-8650

Conference ID: 64450430

Webcast: SHWZ Q3 2023 Earnings Call

The conference call will also be broadcast live and available for replay on the investor relations section of the Company’s website at https://ir.schwazze.com.

Toll-free replay number: (888) 390-0541

International replay number: (416) 764-8677

Replay ID: 450430

If you have any difficulty registering or connecting with the conference call, please contact Elevate IR at (720) 330-2829.

About Schwazze

Schwazze (OTCQX: SHWZ) (NEO: SHWZ) is building a premier vertically integrated regional cannabis company with assets in Colorado and New Mexico and will continue to take its operating system to other states where it can develop a differentiated regional leadership position. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale.

Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector.

Medicine Man Technologies, Inc. was Schwazze's former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc. Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth. To learn more about Schwazze, visit https://schwazze.com/.

Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "may," "will," "could," "would," "should," "expect," "intends," "plans," "strategy," "prospects," "anticipate," "believe," "approximately," "estimate," "predict," "project," "potential," "continue," "ongoing," or the negative of these terms or other words of similar meaning in connection with a discussion of future events or future operating or financial performance, although the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services and the uncertainty in the application of federal, state, and local laws to our business, and any changes in such laws; (ii) our ability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (iii) our ability to identify, consummate, and integrate anticipated acquisitions; (iv) general industry and economic conditions; (v) our ability to access adequate capital upon terms and conditions that are acceptable to us; (vi) our ability to pay interest and principal on outstanding debt when due; (vii) volatility in credit and market conditions; (viii) the loss of one or more key executives or other key employees; and (ix) other risks and uncertainties related to the cannabis market and our business strategy. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

ir@schwazze.com

MEDICINE MAN TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

For the Periods Ended September 30, 2023 and December 31, 2022

Expressed in U.S. Dollars

	September 30,	December 31,
	2023	2022
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash & Cash Equivalents	$19,624,615	$38,949,253
Accounts Receivable, net of Allowance for Doubtful Accounts	5,049,869	4,471,978
Inventory	32,767,841	22,554,182
Notes Receivable - Current, net	-	11,944
Marketable Securities, net of Unrealized Loss of $1,816 and Loss of $39,270, respectively	456,099	454,283
Prepaid Expenses & Other Current Assets	6,485,896	5,293,393
Total Current Assets	64,384,320	71,735,033
Non-Current Assets
Fixed Assets, net Accumulated Depreciation of $8,065,794 and $4,899,977, respectively	32,139,192	27,089,026
Investments	2,000,000	2,000,000
Goodwill	76,578,654	94,605,301
Intangible Assets, net Accumulated Amortization of $28,828,713 and $16,290,862, respectively	168,822,669	107,726,718
Note Receivable - Non-Current, net	1,313	-
Deferred Tax Assets, net	50,467	-
Other Non-Current Assets	1,298,950	1,527,256
Operating Lease Right of Use Assets	25,315,122	18,199,399
Total Non-Current Assets	306,206,367	251,147,700
Total Assets	$370,590,687	$322,882,733

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$11,665,499	$10,701,281
Accounts Payable - Related Party	22,073	22,380
Accrued Expenses	9,430,875	7,462,290
Derivative Liabilities	2,022,248	16,508,253
Lease Liabilities - Current	4,721,713	3,139,289
Current Portion of Long Term Debt	4,250,000	2,250,000
Income Taxes Payable	18,283,784	7,297,815
Total Current Liabilities	50,396,192	47,381,308
Non-Current Liabilities
Long Term Debt, net of Debt Discount & Issuance Costs	150,878,200	125,521,520
Lease Liabilities - Non-Current	23,525,633	17,314,464
Deferred Income Taxes, net	-	502,070
Total Non-Current Liabilities	174,403,833	143,338,054
Total Liabilities	$224,800,025	$190,719,362

Stockholders' Equity
Preferred Stock, $0.001 Par Value. 10,000,000 Shares Authorized; 86,494 Shares Issued and 86,994 Shares Outstanding as of September 30, 2023 and 86,994 Shares Issued and 86,994 Shares Outstanding as of December 31, 2022.	87	87
Common Stock, $0.001 Par Value. 250,000,000 Shares Authorized; 72,607,621 Shares Issued and 72,591,605 Shares Outstanding as of September 30, 2023 and 56,352,545 Shares Issued and 55,212,547 Shares Outstanding as of December 31, 2022.	72,607	56,353
Additional Paid-In Capital	199,177,342	180,381,641
Accumulated Deficit	(51,426,247)	(46,241,583)
Common Stock Held in Treasury, at Cost, 920,150 Shares Held as of September 30, 2023 and 920,150 Shares Held as of December 31, 2022.	(2,033,127)	(2,033,127)
Total Stockholders' Equity	145,790,662	132,163,371
Total Liabilities & Stockholders' Equity	$370,590,687	$322,882,733

MEDICINE MAN TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME AND (LOSS)

For the Periods Ended September 30, 2023 and 2022

Expressed in U.S. Dollars

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating Revenues
Retail	$41,951,969	$39,759,734	$115,871,037	$104,386,464
Wholesale	4,701,268	3,335,252	13,034,676	14,661,268
Other	93,698	96,000	217,258	184,200
Total Revenue	46,746,935	43,190,986	129,122,971	119,231,932
Total Cost of Goods & Services	25,308,972	20,715,192	60,133,091	60,661,933
Gross Profit	21,437,963	22,475,794	68,989,880	58,569,999
Operating Expenses
Selling, General and Administrative Expenses	9,639,268	6,594,311	28,693,517	20,114,335
Professional Services	767,822	1,507,149	2,443,046	5,609,579
Salaries	4,545,439	3,159,578	17,700,403	15,697,294
Stock Based Compensation	(2,438,073)	99,898	622,162	1,788,823
Total Operating Expenses	12,514,456	11,360,936	49,459,128	43,210,031
Income from Operations	8,923,507	11,114,858	19,530,752	15,359,968
Other Income (Expense)
Interest Expense, net	(8,320,397)	(8,500,235)	(23,956,691)	(23,312,088)
Unrealized Gain (Loss) on Derivative Liabilities	4,516,237	4,816,668	14,486,005	28,104,960
Other Loss	-	-	-	20,400
Unrealized Gain (Loss) on Investments	-	(28,541)	1,816	(42,353)
Total Other Income (Expense)	(3,804,160)	(3,712,108)	(9,468,870)	4,770,919
Pre-Tax Net Income (Loss)	5,119,347	7,402,750	10,061,882	20,130,887
Provision for Income Taxes	5,441,809	5,593,513	15,246,546	11,259,369
Net Income (Loss)	$(322,462)	$1,809,237	$(5,184,664)	$8,871,518

Less: Accumulated Preferred Stock Dividends for the Period	(1,547,369)	(1,784,113)	(5,930,646)	(5,294,132)
Net Income (Loss) Attributable to Common Stockholders	$(1,869,831)	$25,124	$(11,115,310)	$3,577,386

Earnings (Loss) per Share Attributable to Common Stockholders
Basic Earnings (Loss) per Share	$(0.02)	$-	$(0.14)	$0.07
Diluted Earnings (Loss) per Share	$(0.03)	$-	$(0.14)	$0.03

Weighted Average Number of Shares Outstanding - Basic	87,202,537	51,232,943	78,635,841	50,615,437
Weighted Average Number of Shares Outstanding - Diluted	87,202,537	137,954,532	78,635,841	137,337,027
Comprehensive Income (Loss)	$(322,462)	$1,809,237	$(5,184,664)	$8,871,518

MEDICINE MAN TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Periods Ended September 30, 2023 and 2022

Expressed in U.S. Dollars

	For the Nine Months Ended
	September 30,
	2023	2022
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net Income (Loss) for the Period	$(5,184,664)	$8,871,518
Adjustments to Reconcile Net Income (Loss) to Cash for Operating Activities
Depreciation & Amortization	15,703,668	8,329,767
Non-Cash Interest Expense	3,003,386	3,137,021
Non-Cash Lease Expense	5,756,492	3,910,679
Deferred Taxes	(552,537)	-
Change in Derivative Liabilities	(14,486,005)	(28,104,960)
Amortization of Debt Issuance Costs	1,264,537	1,264,538
Amortization of Debt Discount	6,269,584	5,505,420
(Gain) Loss on Investments, net	(1,816)	42,353
Stock Based Compensation	835,347	811,897
Changes in Operating Assets & Liabilities (net of Acquired Amounts):
Accounts Receivable	206,179	(1,100,055)
Inventory	(4,883,659)	2,898,959
Prepaid Expenses & Other Current Assets	(1,192,503)	(3,377,844)
Other Assets	228,306	(179,072)
Change in Operating Lease Liabilities	(5,078,622)	(11,938,634)
Accounts Payable & Other Liabilities	(4,124,458)	8,802,231
Income Taxes Payable	10,985,969	1,560,630
Net Cash Provided by (Used in) Operating Activities	8,749,202	434,448

Cash Flows from Investing Activities:
Collection of Notes Receivable	10,631	-
Cash Consideration for Acquisition of Business, net of Cash Acquired	(15,813,028)	(56,875,923)
Purchase of Fixed Assets	(6,766,759)	(12,511,389)
Purchase of Intangible Assets	(2,700,000)	(2,825)
Net Cash Provided by (Used in) Investing Activities	(25,269,156)	(69,390,137)

Cash Flows from Financing Activities:
Payment on Notes Payable	(3,488,302)	-
Proceeds from Issuance of Common Stock, net of Issuance Costs	683,618	1,280,660
Net Cash Provided by (Used in) Financing Activities	(2,804,684)	1,280,660

Net (Decrease) in Cash & Cash Equivalents	(19,324,638)	(67,675,029)
Cash & Cash Equivalents at Beginning of Period	38,949,253	106,400,216
Cash & Cash Equivalents at End of Period	$19,624,615	$38,725,187

Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest	$13,271,618	$13,239,685
Cash Paid for Income Taxes	5,000,000	9,840,000

MEDICINE MAN TECHNOLOGIES, INC.

ADJUSTED EBITDA RECONCILIATION (NON-GAAP)

For the Periods Ended September 30, 2023 and 2022

Expressed in U.S. Dollars

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net Income (Loss)	$(322,462)	$1,809,237	$(5,184,664)	$8,871,518
Interest Expense, net	8,320,397	8,500,235	23,956,691	23,312,088
Provision for Income Taxes	5,441,809	5,593,513	15,246,546	11,259,369
Other (Income) Expense, net of Interest Expense	(4,516,237)	(4,788,127)	(14,487,821)	(28,083,007)
Depreciation & Amortization	5,330,529	3,322,150	15,808,535	8,823,549
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (non-GAAP)	$14,254,036	$14,437,008	$35,339,287	$24,183,517
Non-Cash Stock Compensation	(2,438,073)	99,898	622,162	1,788,823
Deal Related Expenses	1,401,795	993,828	3,331,315	4,907,291
Capital Raise Related Expenses	1,712	185,597	36,780	791,229
Inventory Adjustment to Fair Market Value for
Purchase Accounting	-	34,604	-	6,541,651
Severance	121,715	22,434	425,832	71,536
Retention Program Expenses	110,023	-	505,655	-
Employee Relocation Expenses	12,867	-	65,042	19,110
Other Non-Recurring Items	655,244	87,097	2,132,272	422,532
Adjusted EBITDA (non-GAAP)	$14,119,319	$15,860,466	$42,458,345	$38,725,689
Revenue	46,746,935	43,190,986	129,122,971	119,231,932
Adjusted EBITDA Percent	30.2%	36.7%	32.9%	32.5%

MEDICINE MAN TECHNOLOGIES, INC.

OPERATING WORKING CAPITAL RECONCILIATION (NON-GAAP)

For the Periods Ended September 30, 2023 and December 31, 2022

Expressed in U.S. Dollars

	September 30,	December 31,
	2023	2022
Current Assets	$64,384,320	$71,735,033
Less: Cash & Cash Equivalents	(19,624,615)	(38,949,253)
Adjusted Current Assets (non-GAAP)	44,759,705	32,785,780

Current Liabilities	$50,396,192	$47,381,308
Less: Derivative Liabilities	(2,022,248)	(16,508,253)
Less: Current Portion of Long Term Debt	(4,250,000)	(2,250,000)
Adjusted Current Liabilities (non-GAAP)	44,123,944	28,623,055

Operating Working Capital (non-GAAP)	$635,761	$4,162,725